PROSPECTUS
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                        ALTERNATIVE ENERGY SOURCES, INC.
                         640,000 SHARES OF COMMON STOCK

                         OFFERING PRICE $0.15 PER SHARE

      Up to 640,000 of the shares of common stock offered hereby are being sold by Alternative Energy Sources, Inc. (Alternative Energy) shareholders as named in "Selling Security Shareholders" within this Registration Statement.

      The purchase of Alternative Energy's common stock is speculative and involves a high degree of risk. There is no current market for the shares being offered herein. Before deciding to invest in Alternative Energy's common stock, carefully read the prospectus, especially the RISK FACTORS beginning on page 9.

      Neither the Securities and Exchange Commission, nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The selling security holders are selling all the shares. The offering price for the shares will be $0.15 per share until the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC Bulletin Board or an exchange.







                The date of this prospectus is September 12, 2003

                                TABLE OF CONTENTS


Summary .................................................................... 4
Offering ................................................................... 4
Summary of Financial Information ........................................... 5
Risk Factors ............................................................... 7
Forward-Looking Statements..................................................15
Available Information ......................................................15
Use of Proceeds.............................................................16
Determination of Offering Price.............................................16
Selling Security Holders....................................................16
Plan of Distribution........................................................18
Legal Proceedings...........................................................19
Directors, Officers, Promoters, and Control Persons.........................20
Security Ownership of Certain Beneficial Owners and Management..............21
Description of Securities...................................................22
Interests of Named Experts and Counsel......................................24
Disclosure of Commission Position On Indemnification For Security
Act Liabilities ............................................................25
Description of Business.....................................................26
Plan of Operation...........................................................34
Description of Property.....................................................38
Certain Relationships and Related Transactions..............................38
Market for Common Equity and Related Stockholder Matters....................39
Executive Compensation......................................................40
Changes in or Disagreements with Accountants Disclosure.....................40
Financial Statements...............................................F-1 to F-15
Indemnification of Directors and Officers...................................41
Other Expenses of Issuance and Distribution.................................43
Recent Sales of Unregistered Securities.....................................44
List of Exhibits............................................................44
Undertakings................................................................45
Signatures..................................................................46

Until ________, 2003, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Prospectus Summary

                        Alternative Energy Sources, Inc.

   This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 9.

Corporate Background

   Alternative Energy Sources, Inc. was organized on April 8, 2002. Alternative Energy has not generated any revenue to date and is a development stage corporation. Alternative Energy is in the business of selling alternative power solutions to residential, agricultural and small businesses, specifically through wind systems. Alternative Energy will not manufacture any systems or components, but will represent manufacturers and possibly act as a distributor. Alternative Energy's principal office is located at 624 North Perkins, Colfax, Washington 99111. Our telephone number at that location is (509) 626-8316 and our facsimile number is (509) 921-5605.

                                  The Offering

Securities Being Offered            Up to 640,000 shares of common stock,
                                    $0.0001 par value per share are being sold by certain Selling Shareholders.

Offering Price                      A price, if and when, the selling
                                    security shareholders sell the shares of common stock is set at $0.15. However, the selling security shareholders will be responsible to determine, if and when, they sell their shares.

Market for the
Common Shares                       There is no public market for the
                                    common shares. The price per share is $0.15.
                                    In addition, the offering price for the
                                    shares will remain $0.15 per share until such a time the shares are quoted on the Over- The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC Bulletin
                                    Board or an exchange.

                                    Initially, Alternative Energy intends to apply for listing on the Pink Sheets and have their common stock quoted through the Pink Sheets' Electronic Quotation Service as soon as meeting listing requirements. However, selling shareholders will still be limited to selling the shares at $0.15 per share until the shares are quoted on the Over- The-Counter (OTC) Bulletin Board or an exchange.

                                    There is no assurance that Alternative
                                    Energy will be able to meet the requirement
                                    for a public listing or quotation of its
                                    Common Stock, including quotation on the
                                    Pink Sheets. Further, even if Alternative
                                    Energy is able to have its Common Stock
                                    quoted or granted listing, there is no
                                    assurance that a market for the common
                                    shares will develop. If a market develops,
                                    there can be no assurances that the price of
                                    the shares in the market will be equal to or
                                    greater than the price per share investors
                                    pay in this offering; in fact, the price of
                                    our shares in any market that may develop
                                    could be significantly lower.
Terms of
the Offering                        The selling security shareholders
                                    will determine when and how they will sell the common stock offered in this prospectus.

Termination of
the Offering                        The offering will conclude when all of the
                                    640,000 shares of common stock have been sold.

Securities Issued
And to be Issued                    1,640,000 shares of our common stock are
                                    issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds                     Alternative Energy will not receive any
                                    proceeds from the sale of the common stock by the selling security shareholders. The expenses of this offering, including preparation thereof, are estimated at
                                    $6,025, and are being paid by Alternative
                                    Energy.

   Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding has been adjusted for a ten-for-one (10:1) forward stock split of our common stock effective on December 12, 2002. You should rely only on the information contained in this prospectus. Alternative Energy has not authorized anyone to provide you with information different from that, which is contained in this prospectus. The selling security holders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or of any sale of the common stock.

                        SUMMARY OF FINANCIAL INFORMATION

   The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

        Income Statement                       For the period from April 8, 2002
                                                        To April 30, 2003
                                               ---------------------------------
        Revenues                                          $       0
        Net Income (Loss)                                 $ (11,090)
        Net Income (Loss) per Share                       $    (.01)

        Balance Sheet                          As of December 31, 2002 (audited)
                                               ---------------------------------
        Total Assets                                      $  11,440
        Total Liabilities                                 $       0
        Shareholders' Equity (Deficit)                    $  11,440

        Balance Sheet                         As of April 30, 2003 (unaudited)
                                              --------------------------------
        Total Assets                                      $   7,010
        Total Liabilities                                 $       0
        Shareholders' Equity (Deficit)                    $   7,010

                                  RISK FACTORS

   Alternative Energy Sources considers the following to be the most substantial risks to an investor regarding this Offering. Alternative Energy Sources should be viewed as a high-risk investment and speculative in nature. An investment in Alternative Energy Sources' common stock may result in a complete loss of the invested amount.

ALTERNATIVE  ENERGY SOURCES HAS NO OPERATING  HISTORY,  AND THUS THE COMPANY CAN
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NOT PREDICT WHETHER IT WILL BE SUCCESSFUL IN REMAINING AN ONGOING CONCERN
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    Alternative Energy is a development stage company that was only recently established in April of 2002. Although Alternative Energy has begun initial investigations into the alternative energy sector, specifically dealing with wind generating power systems, it has not begun its initial revenue generating operations. There can be no assurance that Alternative Energy Sources will ever reach a level of profitability. The revenue and income potential of Alternative Energy's proposed business and operations is unproven, and the lack of operating history makes it difficult to evaluate the future prospects of the business.

ALTERNATIVE ENERGY SOURCES' SERVICES ARE NOT YET DEVELOPED,  THERFORE,  THERE IS
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NO ASSURANCE THE COMPANY'S ANTICIPATED SERVICES WILL EVER BE VIABLE AND GENERATE
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REVENUE
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   Alternative Energy faces multiple risks associated with the development of a new, speculative business. The Company has no products, has not provided any services, and has limited assets at this time. Moreover, Alternative Energy will be subject to numerous risks, expenses, and difficulties typically encountered in the development of new business. There is no assurance that Alternative Energy's anticipated business will be successful or profitable.

BECAUSE ALTERNATIVE ENERGY SOURCES IS A START-UP COMPANY WITH LIMITED FUNDS IT
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MAY NOT BE CAPABLE OF DEVELOPING THE BUSINESS INTO A REVENUE GENERATING
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OPERATION, WHICH WOULD JEAPARDIZE THE COMPANIES STATUS AS AN ONGOING CONCERN
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    Alternative Energy's ability to develop the business into a revenue generating operation will depend on a number of factors, which include the ability to:

     >> Provide alternative energy solutions specifically with wind power that are reliable, cost effective, and be able to accommodate any significant increase in the number of clients;

     >> Market wind alternative energy solutions that Alternative Energy Sources deals within effectively;

     >> Continue to grow Alternative Energy's wind energy services offered to accommodate new developments and technology within the marketplace;

     >>   Hire, retain, and motivate qualified personnel; and

     >>   Effectively respond to competition.

ALTERNATIVE ENERGY SOURCES CURRENTLY HAS NO CUSTOMERS; IF THE COMPANY IS UNABLE
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TO GAIN CUSTOMERS AND MARKET ACCEPTANCE FOR IT'S PROPOSED SERVICES IT WOULD
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CAUSE THE COMPANY TO FAIL
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   The concept of wind power production and usage is not new, however, acceptance and willingness to try power generation alternatives is often deterred due to the initial costs of getting the system "set-up." There can be no assurance that customers will adopt what the Company plans to sell - wind powered energy producing systems. Accordingly, Alternative Energy cannot accurately estimate the potential demand for the services and products Alternative Energy anticipates selling. Alternative Energy believes that the acceptance of its business will depend on the ability to:

     >> Effectively market Alternative Energy's services and promote wind generating power systems;

     >>   Provide high quality customer support;

     >> Price our service and sell the products in a manner that is appealing to customers;

     >> Develop and maintain a favorable reputation among our customers, potential customers, and key businesses within the alternative energy sector; and

     >> Have the financial ability to withstand downturns in the general economic environment or conditions that would slow sales of wind power systems.

    Many of the factors that may affect the expansion of a customer base are beyond Alternative Energy Sources' control. If Alternative Energy is unable to expand its customer base, it will negatively impact the ability to generate revenues, and in turn, prevent Alternative Energy from becoming a profitable business.

Usage of alternative energy sources and related technology, specifically relating to wind as a source has not been fully developed in any particular market. Market acceptance of Alternative Energy's proposed wind energy systems that the Company anticipates selling will depend in large part upon the Company's ability to demonstrate the technical and operational advantages and the overall cost effectiveness of such a system as compared to traditional energy sources such as hydroelectricity, oil and gas. Alternative Energy's success is also dependent on its ability to educate and train customers in the proper use and application of wind energy producing products. There can be no assurance that the Company's services will achieve a level of market acceptance that will be profitable for the Company.

ALTERNATIVE ENERGY SOURCES INTIALLY PLANS TO PURCHASE WIND POWER EQUIPMENT FROM
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MANUFACTURERS AND RE-SELL THEM TO THE PUBLIC AT RETAIL; IF AND WHEN THE BUSINESS
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GROWS THE COMPANY THEN PLANS TO ENTER INTO DISTRIBUTION AGREEMENTS WITH
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MANUFACTURERS OF WIND POWER PRODUCTS. IF THE COMPANY IS UNABLE TO GROW IT
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BUSINESS IT MAY NOT BE ABLE TO SECURE SUCH AGREEMENTS, WHICH WOULD LIMIT FUTURE
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REVENUES
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   Alternatives Energy Sources does not manufacture any wind energy products and must rely on other companies to manufacture components of the systems they will install and service. As of the date of this prospectus, Alternative Energy has had limited conversations with manufacturers of wind power products. Based upon these limited discussions management believes that manufactures will be receptive to Alternative Energy purchasing the wind power products at a wholesale rate and selling to the public at retail; and in time may be willing to provide distributorship rights to Alternative Energy as sales increase.

   Management believes that securing distribution agreements with manufacturers will enable the Company to purchase wind power products at a better rate than purchasing them at just wholesale. However, these opinions are based upon managements own judgment and beliefs, and as of the date of this prospectus no distribution contract, agreement, or any other instrument has been set forth to guarantee that distribution rights will be secured in the future by Alternative Energy with any manufacturer, which without, may decrease the potential profitability of the Company.

   In addition, even if sales should increase in the future, being a start-up company, Alternative Energy Sources may not have the capital or credit capacity to enter into an agreement with a manufacturer, which may include carrying an inventory of the manufacturer's products.

   If distribution agreements can be effectively negotiated with a manufacturer in the future, they may be subject to termination, cancellation, or alteration at the bequest of the manufacturer, thus negatively impacting the working relationship and profitability of Alternative Energy Sources.

   Moreover, it is quite possible that a manufacturer may, at any time, begin offering end-user consulting and installation services themselves, which could effectively eliminate Alternative Energy Sources strategic position within the business cycle.

ALTERNATIVE ENERGY SOURCES MUST RELY ON THIRD PARTIES FOR THE INSTALLATION OF
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THE WIND POWER SYSTEMS THEY SELL; CURRENTLY THE COMPANY HAS NO AGREEMENT IN
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PLACE WITH ANY SUCH THIRD PARTIES, WHICH MAY PREVENT FUTURE DEVELOPMENT OF THE
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BUSINESS
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   Alternative Energy will have to retain the services of third parties for the installation of the wind power system. The third parties required could involve an engineer to perform geo-technical evaluations and provide reports for soil characteristics where the system is to be placed. A contractor would be required for excavation, foundation work, and assembly of the system. Finally, an electrician would be required for the wiring and grounding of the system.

Alternative Energy has not negotiated or retained the services of any third party that would be required for the installation of the wind power system. If Alternative Energy is unable to retain the services of third parties in a timely manner it would impede not only the specific project, but also negatively impact the future development of the business.

ALTERNATIVE ENERGY SOURCES WILL NEED ADDITIONAL CAPITAL, CURRENTLY ESTIMATED AT
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$175,000 TO $225,000, TO EXPAND ITS PROPOSED BUSINESS AND REMAIN AS A GOING
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CONCERN, WITHOUT WHICH, THE COMPANY WOULD FAIL
----------------------------------------------

   As of July 31, 2003, the Company had $5,621 of cash on hand and available. Prior to this date Alternative Energy had expended approximately $5,000 on the administrative expenses relating to this offering, with an estimated additional $1,025 required over the next three to four months for a total of $6,025.

   The remaining proceed after the additional $1,025 is expended on administrative expenses, would leave an estimated $4,960, which will be put towards the development of the wind system marketing materials and towards making contact through sales calls and personal visits to individuals whom were given the marketing material. However, the future expansion of the business, beyond the initial development stages, as described above will require significant capital to fund anticipated operating losses, working capital needs, marketing, and capital expenditures, estimated at $175,000 -$225,000.

   Although, management believes during the next twelve months, Alternative Energy will be able to meet its cash requirements, there can be no assurance Alternative Energy will be successful in raising future proceeds or that its proposed business will be able to generate a level of revenue that can sustain the growth and expansion of the business. Any shortfall of capital, whether an inability to raise funds or generate revenue, would adversely impact the progress and development of the business.

    Future equity or debt financing may not be available to Alternative Energy on favorable terms, or perhaps may not be available at all. Borrowing instruments such as credit facilities and lease agreements will likely have restrictions on lending money to a start-up company with little or no assets, such as Alternative Energy. Alternative Energy's inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which would cause the business and prospects to suffer.

IN THE FUTURE, ALTERNATIVE ENERGY SOURCES PLANS TO INCREASE OPERATING EXPENSES;
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SUCH INCREASES OF EXPENSES MAY NOT BE OFFSET WITH REVENUE, THEREBY RESULTING IN
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SIGNFICANT LOSSES TO THE COMPANY WHICH COULD CAUSE THE COMPANY TO FAIL
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    Alternative Energy plans to increase operating expenses to bring about and support higher sales of wind energy products which will result in losses.

   Alternative Energy also plans to increase operating expenses to expand sales and marketing operations. The anticipated operating expenses will include sales and marketing as well as general and administrative expenses. If revenue falls below our expectations in any quarter and Alternative Energy is not able to quickly reduce spending in response, Alternative Energy's operations will be adversely affected and may result in significant losses from which Alternative Energy may not be able to recover.

ALTERNATIVE ENERGY SOURCES WILL ENCOUNTER INTENSE COMPETITION, WHICH COULD LEAD
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TO GREATER EXPENSE IN ESTABLISHING A POSITION WITHIN THE MARKETPLACE; IF THE
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COMPANY IS UNABLE TO MEET THE DEMAND OF THESE EXPENSES THE BUSINESS WOULD FAIL
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   Alternative Energy will face intense competition from other businesses that design and sell alternative energy source products including but not limited to just wind systems but also solar based systems. Moreover, competition will, to an even greater degree, come from companies who distribute and sell traditional energy source products, including but not limited to, oil, gas, and hydroelectric. The competitors will have longer operating histories, greater brand name recognition, and larger installed customer bases. Competition will pose the following hurdles to the success of Alternative Energy:

     >> The established competition will have significantly more financial resources, R&D facilities, and manufacturing and marketing experience than those of Alternative Energy. The competition may make future developments that will render the Company's proposed products obsolete;

     >> Alternative Energy also expects to face competition from new entrants into its targeted industry segment. The Company anticipates that demand for products and services based on alternative energy sources will grow. As this occurs, Alternative Energy expects competition to become more intense and there can be no guarantee the Company will be able to remain competitive with new entries into the market;

     >> Alternative Energy will likely need to obtain and maintain certain technical and patent advantages over its competitors. Maintaining such advantages will require a continued high level of investment by the Company in R&D, marketing, sales, and customer support;

     >> There can be no assurance that Alternative Energy will have sufficient resources to maintain its R&D, marketing, sales, and customer support efforts on a competitive basis, or that the Company will be able to make the technological advances necessary to maintain a competitive advantage with respect to its products and services; and

     >> Increased competition could result in price reductions, fewer product orders, obsolete technology, and reduced operating margins, any of which could materially and adversely affect the Company's business, financial condition, and results of operations.

ALTERNATIVE ENERGY SOURCES HAS LIMITED FACILITIES, WHICH COULD LEAD TO
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OPERATIONAL DELAYS AND ADDITITIONAL EXPENSES WHICH THE COMPANY MAY NOT BE ABLE
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TO SATISFY CAUSING THE BUSINESS TO FAIL
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   Alternative Energy's future performance will depend to a substantial degree upon the Company's ability to profitably market and deliver wind power systems. In this regard, Alternative Energy may contract with third-party manufacturers and installers for the wind systems. However, the Company has no guarantee that the third party's capacity will be sufficient to meet the demand for the Company's products in terms of quality and delivery. If the third party cannot meet the Company's demands, there can be no assurance that Alternative Energy will ever achieve revenues or have profitable operations.

ALTERNATIVE ENERGY SOURCES IS DEPENDENT ON KEY PERSONNEL AND ANY TURNOVER COULD
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SERIOUSLY IMPEDE THE SUCCESS OF THE BUSINESS
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   Alternative Energy's success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train, and retain qualified personnel. In this regard, the Company is particularly dependent upon the services of Andrew Stinson, its President and Director, and Bruce Gage, Director. Alternative Energy does not have an employment agreement with its sole officer or directors, and as a result there is no assurance that Andrew Stinson or Bruce Gage will continue to manage Alternative Energy in the future. The loss of the services of its Officer or Directors, or in the future any key employees would have a material adverse impact on the further development of Alternative Energy's business.

   Alternative Energy does not have an employment agreement with its sole officer or directors, and as a result there is no assurance that Andrew Stinson or Bruce Gage will continue to manage Alternative Energy in the future. If Andrew Stinson or Bruce Gage leaves Alternative Energy and/or other management positions are filled, the views and opinions of such management may not satisfy the shareholders motivating them to sell their shares, thereby potentially depressing the share price.

THE OFFICER AND DIRECTOR, ANDREW STINSON, AND THE DIRECTOR, BRUCE GAGE, ARE
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EMPLOYED ELSEWHERE; THIS MAY CREATE A TIME CONFLICT OF INTEREST BETWEEN THEIR
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CURRENT EMPLOYMENT AND ALTERNATIVE ENERGY SOURCES, WHICH COULD JEAPARDIZE FUTURE
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OPERATIONS
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     Mr. Stinson is currently an educator in the State of Washington, which affords him time to devote to the development of the business, but unforeseen conflicts may result in taking time away from the furtherance of Alternative Energy's business, which would negatively impact the Company. Mr. Stinson anticipates devoting a minimum of twelve to fifteen hours per month to the furtherance of the business over the next twelve months. Mr. Gage is currently an independent contractor specializing in the development of alternative energy systems for residential, agricultural, and small businesses in the State of

Washington and Idaho. Mr. Stinson and Mr. Gage each anticipate devoting a minimum of twelve to fifteen hours per month to the furtherance of the business over the next twelve months. This minimum amount of hours dedicated to the furtherance of Alternative Energy may have a negative impact upon the growth of the business because on occasion more than 20 hours may need to be spent on issues pertaining to Alternative Energy and are not, due to other employment obligations currently held by Mr. Stinson and Mr. Gage.

LIMITED EXPERIENCE OF THE MANAGEMENT OF ALTERNATIVE ENERGY SOURCES COULD HINDER
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OPERATIONS AND THEREFORE LIMT ANY POTENTIAL PROFITABILITY OF THE COMPANY
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   Management of Alternative Energy has had limited experience in the alternative energy power marketplace, specifically dealing with wind power products. In addition, the Company's management has had limited experience with running a business. In consideration of management's other employment obligations and the minimal experience of operating a new business there are potential conflicts of interest in their acting as officer and directors of the Company.

ALTERNATIVE ENERGY SOURCES CURRENTLY HAS TWO DIRECTORS, ANDREW STINSON AND BRUCE
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GAGE, WHOM HAVE SIGNIFICANT CONTROL ON ALL MATTERS SUBMITTED FOR STOCKHOLDER
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APPROVAL WHICH COULD RESULT IN CORPORATE DECISIONS WHICH NEGATIVELY IMPACT OTHER
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SHAREHOLDERS
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   Currently, Andrew Stinson owns 45.7% of Alternative Energy's issued and outstanding common stock. Bruce Gage currently owns 15.2%, with a combined director ownership of 61%. As a result, each has significant control on the outcome of all matters submitted to a vote by stockholders, which may include the election of directors, amendments to the certificate of incorporation, and approval of significant corporate transactions.

ALTERNATIVE ENERGY SOURCES' FUTURE IS DEPENDENT, TO A LARGE DEGREE, ON
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TECHNOLOGICAL DEVELOPMENTS IN ITS FIELD; IF THE COMPANY IS UNABLE TO STAY
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CURRENT WITH THESE ADVANCEMENTS ITS PROPOSED BUSINESS MAY NOT BE VIABLE IN THE
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FUTURE, WHICH WOULD RESULT IN THE FAILURE OF ITS BUSINESS
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   The market for Alternative Energy's products and services based upon wind energy systems are generally characterized by research resulting in advancement that is competitive with respect to timely innovations. Accordingly, Alternative Energy believes that its ability to succeed in the marketing and sale of wind systems will depend significantly upon the quality of development of wind power systems and the continued timely introduction of new and enhanced products at competitive prices.

   In particular, Alternative Energy's future success is heavily dependent upon wind energy systems. There can be no assurance that future developments within the wind generating power systems market will be beneficial to the development of Alternative Energy's business or that customers will respond effectively to technological changes or new product and services within the marketplace that Alternative Energy plans to operate.

NO DIVIDEND IS PAID BY ALTERNATIVE ENERGY SOURCES TO ITS HOLDERS OF COMMON
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SHARES AND NO DIVIDEND IS ANTICIPATED TO BE PAID IN THE FORESEEABLE FUTURE,
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WHICH MAY DETER POTENTIAL INVESTORS FROM INVESTING IN ITS COMMON STOCK IN THE
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FUTURE AND PREVENT HOLDERS OF COMMON STOCK FROM BEING ABLE TO SELL THEIR SHARES
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   The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any such cash dividends in the foreseeable future, this may prevent investors from investing in Alternative Energy in the future and prevent shareholders of the common stock from ever selling their shares because of the lack of buyers.

INVESTORS WILL PAY MORE FOR ALTERNATIVE ENERGY SOURCES' COMMON STOCK THAN THE
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PRO RATA PORTION OF OUR ASSETS ARE WORTH; AS A RESULT INVESTING IN THE COMMON
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STOCK MAY RESULT IN AN IMMEDIATE LOSS
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   The arbitrary offering price of $0.15 per common share as determined herein, is substantially higher than the net tangible book value per share of Alternative Energy's common stock. Alternative Energy's assets do not substantiate a share price of $0.15 per share. This premium in share price applies to the terms of this offering and does not attempt to reflect any forward looking share price subsequent to the company obtaining a listing on any exchange, or becoming quoted on the OTC Bulletin Board.

ALTERNATIVE ENERGY SOURCES HAS NO PUBLIC MARKET FOR ITS STOCK AND THERE IS NO
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ASSURANCE ONE WILL DEVELOP; IF A MARKET DOES NOT DEVELOP SHAREHOLDERS MAY NOT BE
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ABLE TO EVER SELL THEIR SHARES AND THEREFORE LOSE THEIR ENTIRE INVESTMENT
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   There is no public market for Alternative Energy's shares of common stock. Initially, Alternative Energy intends to apply for listing on the Pink Sheets and have their common stock quoted through the Pink Sheets' Electronic Quotation Service as soon as meeting listing requirements. However, selling shareholders will still be limited to selling the shares at $0.15 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange.

   There is no assurance that Alternative Energy will be able to meet the requirement for a public listing or quotation of its Common Stock, including quotation on the Pink Sheets. Further, even if Alternative Energy is able to have its Common Stock quoted or granted listing, there is no assurance that a market for the common shares will developthe shares in the market will be equal to or greater than the price per share investors pay in this offering; in fact, the price of our shares in any market that may develop could be significantly lower.

   Currently Alternative Energy has thirty-nine shareholders and there is no guarantee that additional investors will purchases Alternative Energy's stock.

VIRTUALLY ALL OF ALTERNATIVE ENERGY SOURCES' SHAREHOLDERS WILL BE SELLING ALL OF
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THEIR SHARES, WHICH COULD NEGATIVELY IMPACT THE SHARE PRICE
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   The selling shareholders may sell or attempt to sell all of their shares being registered herein; as a result, the price of the stock may fall. Alternative Energy has a limited number of shares issued and outstanding. Sale of any significant amount of shares into the market would depress the share price and the share price may not appreciate thereafter.

                           FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this Registration Statement include forward-looking statements on Alternative Energy Sources' current expectations and projections about future events. In some cases you can identify forward-looking statements by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based on the Company's current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things:

     >> Obtaining and expanding market acceptance of the products Alternative Energy offers;

     >> Forecasting the acceptance of the wind energy solutions to residential, agricultural applications and small businesses; and

     >> Competition and competitive influences within Alternative Energy's proposed market.

   These forward-looking statements are made as of the date of this Prospectus, and Alternative Energy Sources assumes no obligation to explain the reason why actual results may differ because of the highly speculative nature of Alternative Energy's proposed business strategy. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this Prospectus might not occur.

                              AVAILABLE INFORMATION

   Alternative Energy filed a registration statement on Form SB-2 with the Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Alternative Energy Sources, Inc. and the securities in this offering, Alternative Energy refers you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

   As of the date of this prospectus, Alternative Energy has become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, Alternative Energy will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission.

   Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing Alternative Energy Sources, Inc., 624 North Perkins, Colfax, WA 99111.

                                 USE OF PROCEEDS

     Alternative Energy Sources, Inc. will not receive any proceeds from the sale of the securities being registered pursuant to this statement.

                         DETERMINATION OF OFFERING PRICE

   At present, there is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by Alternative Energy and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

                            SELLING SECURITY HOLDERS

   Alternative Energy is registering, for offer and sale shares of common stock held by certain selling security holders. The selling security holders may offer their shares for sale on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act.

   Alternative Energy intends to apply for listing on the Pink Sheets as soon as meeting listing requirements, however, there is no assurance that Alternative Energy will be granted a listing. Moreover, selling shareholders will still be limited to selling the shares at $0.15 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over-The-Counter
(OTC) Bulletin Board or an exchange.

  To date, there have been no steps taken to list Alternative Energy's common stock on any public exchange for listing.

   All of the shares registered herein will become tradable on the effective date of this registration statement. The following table sets forth the beneficial ownership of the shares held by each person who is a selling security holder and by all selling security holders as a group.


Name of             Shares        Percentage  Total of    Total      Percentage
Selling             Owned Prior   Owned Prior Shares      Shares     Owned
Security            to This       to This     Offered     After      After
Holder              Offering      Offering    For Sale    Offering   Offering
--------------------------------------------------------------------------------
Darren Case          20,000         1.2%       20,000          0       0.0%
Corey Christensen    10,000         0.6%       10,000          0       0.0%
Brandon Donahue      10,000         0.6%       10,000          0       0.0%
Candace Fuhrman      10,000         0.6%       10,000          0       0.0%
James Giachetti      10,000         0.6%       10,000          0       0.0%
Amy Golden           10,000         0.6%       10,000          0       0.0%
Kelly Goodrich       10,000         0.6%       10,000          0       0.0%
Justine Grant        10,000         0.6%       10,000          0       0.0%
John Hackney         10,000         0.6%       10,000          0       0.0%
Tana Herrera         10,000         0.6%       10,000          0       0.0%
David Hull           10,000         0.6%       10,000          0       0.0%
Jeffrey Kalous       10,000         0.6%       10,000          0       0.0%
Gloria King          10,000         0.6%       10,000          0       0.0%
Jeremy Knapp         20,000         1.2%       20,000          0       0.0%
Jason Knutson        20,000         1.2%       20,000          0       0.0%
Tiffany Kopec        10,000         0.6%       10,000          0       0.0%
Vince Kopec          20,000         1.2%       20,000          0       0.0%
Kenneth Lunde        30,000         1.8%       30,000          0       0.0%
Ward McAuliffe       10,000         0.6%       10,000          0       0.0%
Teresa Mansell       10,000         0.6%       10,000          0       0.0%
Justin Miller        20,000         0.6%       20,000          0       0.0%
Darryl Ng-A-Qui      10,000         0.6%       10,000          0       0.0%
Jenell Nguyen        10,000         0.6%       10,000          0       0.0%
Patrick Orr          40,000         2.4%       40,000          0       0.0%
Kent Schaefer        10,000         0.6%       10,000          0       0.0%
Reed Schaefer        10,000         0.6%       10,000          0       0.0%
Bradd Skubinna       20,000         1.2%       20,000          0       0.0%
Elisa Smith          20,000         1.2%       20,000          0       0.0%
William Schoultz     10,000         0.6%       10,000          0       0.0%
Douglas Storr        20,000         1.2%       20,000          0       0.0%
Richard Storr        40,000         2.4%       40,000          0       0.0%
Dave Taigen          30,000         1.8%       30,000          0       0.0%
Chad Thomas          40,000         2.4%       40,000          0       0.0%
Jeff Trudeau         30,000         1.8%       30,000          0       0.0%
Yvonne Trudeau       20,000         1.2%       20,000          0       0.0%
Carly Wold           20,000         1.2%       20,000          0       0.0%
Paul Voorhees        10,000         0.6%       10,000          0       0.0%

Selling Security
  Holders as a
  Group             640,000        39.0%      640,000          0       0.0%

   The selling security holders, as a group, are hereby registering 640,000 common shares, of which after the effective date of this registration statement, they may sell at any price or time.

   The shares owned by the selling security holders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the shares offered under Rule 415, has given certain undertakings in Part II of the Registration statement of which this registration statement is a part of, which in general, Alternative Energy commit to keep this registration statement current during any period in which offers or sales are made pursuant to Rule 415.

   In the event the selling security holders receive payment for the sale of their shares, Alternative Energy will not receive any of the proceeds from such sales. Alternative Energy is bearing all expenses in connection with the registration of the shares of the selling security holders.

     Excluding the mentioned officer and directors herein, to our knowledge, none of the selling shareholders:

     1. Has had a material relationship with Alternative Energy Sources, Inc. other than as a shareholder, as noted above at any time since inception, April 2002; or

     2. Has ever been an officer or director of Alternative Energy Sources, Inc.

                              PLAN OF DISTRIBUTION

General

   Alternative Energy will not receive the proceeds from the sale of the shares by the selling security holders.

   The price per share is $0.15 and will remain at this price until such a time the shares are quoted on the Over-The-Counter (OTC) Bulletin Board or an exchange. The selling security holders may sell at prevailing market prices or privately negotiated prices, only after the shares are quoted on either the OTC Bulletin Board or an exchange. Alternative Energy cannot guarantee or provide assurances that it will ever have its Common Stock quoted on the OTC Bulletin Board or listed on any exchange.

   If and when the Common Stock is quoted on the OTC Bulletin Board or listed on an exchange the selling security holders' shares may be sold to purchasers from time to time directly by, and subject to, the discretion of the selling security holders. In addition, the selling security holders may from time to time offer their shares for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom they may act as agents. The shares sold by the selling security holders may be sold from time to time in one or more transactions: (i) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling security holders or by agreement between the selling security holders and any underwriters.

   If the selling shareholders enter into an agreement, after the effectiveness of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, then Alternative Energy will file a post-effective amendment to the Registration Statement identifying the underwriter, and thereby providing the required information on the plan of distribution, revising the appropriate disclosures in the Registration Statement, and filing the agreement as an exhibit to the Registration Statement.

   Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

   At the time a particular offer is made by, or on the behalf of, the selling security holders, a registration statement, including any necessary supplement thereto, will be distributed, which will set forth the number of shares of common stock and other securities being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions, and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, realized or paid to dealers, and the proposed selling price to the public.

   Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling security holder (or other person engaged in the distribution) is no longer a participant in the distribution.

   In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available, and with which Alternative Energy has complied.

   In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under in connection with transactions in shares during the effectiveness of the registration statement.

   Alternative Energy Sources, Inc. will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

                                LEGAL PROCEEDINGS

   We are not a party to or aware of any threatened litigation of a material nature.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

   The following table and subsequent discussion contains information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with Alternative Energy upon completion of the offering.

Name               Age      Term Served             Title
-----              ---      -----------             -----
Andrew Stinson      31      Since inception         President, Director and
                                                    Chief Financial Officer

Bruce Gage          46      Since Inception         Director

   Either of the above persons may be deemed a "promoter" of, Alternative Energy as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

   There are no other persons nominated or chosen to become directors or executive officers, nor do we have any employees other than above mentioned officer and director. The By-laws of Alternative Energy require no fewer than one member on the board of directors and no more than seven.

Officer and Director Background:

  Andrew Stinson: President and Director. From 1994 to present Mr. Stinson has held the position of an educator for LaCrosse School District. He teaches biology, chemistry, physics, and geology at both the junior high and senior high levels. Mr. Stinson is also involved in coaching basketball and tennis.
Education: Graduated Cum Laude with a Bachelor of Science from Eastern Washington University in 1994.

   Bruce Gage: Director. In 1994 Mr. Bruce Gage was involved in the start-up and development of WOW Pollutions Control Systems ("WOW"), Otis Orchards, WA. WOW Pollution Control Systems is a small business enterprise that is involved with the distribution and sales of environmentally conscious products to the residential, business and farming sectors. Specifically, WOW is an authorized distributor for Reznor waste oil heater and boiler systems. WOW also sells wastewater treatment systems designed to recycle wastewater produced from business operations such as car washes and maintenance facilitiesn mixtures that are designed for petroleum related clean-ups. The company is also involved with the sale of alternative energy systems, such as windmills and solar panel systems. Since 1994, Mr. Gage has acted as an independent contractor with WOW, providing technical consulting and sales services for the company. Mr. Gage has experience with bio-remediation of soil related to petroleum products, providing design and installation of wastewater treatment systems, and waste oil reclamation systems. In addition, in 1999 Mr. Gage introduced and began the sales of alternative energy products through WOW as an independent contractor, which included solar and wind power systems. Mr. Gage plans to begin selling the alternative energy product lines, specifically the wind power systems through Alternative Energy Sources within the next twelve months and within the next eighteen months have all wind power systems sold through Alternative Energy. Although there are no agreements in place or anticipated in the future, WOW, has been put on notice and is fully aware of Mr. Gage's plans with Alternative Energy and no conflict of interest is anticipated between the businesses.
Education: In 1981 Mr. Gage completed the Pre-Physical Therapy program at Eastern Washington University.

   Currently Alternative Energy has no employees other than the current officer and director, Andrew Stinson, which may create potential conflicts of interest. The Officer anticipates devoting, at a, minimum twelve to fifteen hours per month to the furtherance of Alternative Energy Sources, Inc over the next twelve months. Director, Bruce Gage anticipates devoting at a minimum twelve to fifteen hours per month over the next twelve months. The above times are estimations that will likely increase within the next twelve months as Alternative Energy continues to develop its proposed business plan as set forth herein. However, there is no guarantee that we will be successful in developing the business as we are subject to the many risks described in this Registration Statement beginning on page 8.

   Our directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. The next such meeting is scheduled for April 2004. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

   There are no familial or other relationships needing explanation, between Mr. Stinson and/or Mr. Gage and any other person(s).

   We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject to the discretion of our board of directors.

   No executive Officer or Director of Alternative Energy has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

   No executive Officer or Director of Alternative Energy is the subject of any pending legal proceedings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as it relates to our named Director and executive Officer, and each person known to Alternative Energy to be the beneficial owner of more than five percent (5%) of said securities, and all of our directors and executive officers as a group:

Name and Position                   Shares        Percent       Security
-------------------------------------------------------------------------
Andrew Stinson
President and Director              750,000        45.7%        Common

Bruce Gage
Director                            250,000        17.1%         Common

Officers and Directors as
a Group                           1,000,000         61.0%        Common

   Andrew Stinson and Bruce Gage's address is 624 North Perkins, Colfax, Washington 99111.

   The above referenced common shares were paid for and issued in May 2002, for consideration of $0.02 per share and total consideration of $2,000. (Please note that the above share total reflects the 10:1 forward split, effective December 12, 2002.

                            DESCRIPTION OF SECURITIES

   The following statements set forth summaries of the material provisions of our Certificate of Incorporation and Bylaws, and are qualified in their entirety by reference to the detailed provisions of our Certificate of Incorporation and Bylaws, which have been provided as Exhibits to this registration statement. The shares registered pursuant to the registration statement of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

   Alternative Energy Sources, Inc.'s Certificate of Incorporation authorizes the issuance of 75,000,000 shares of common stock, $.0001 par value per share. As of the date of this Prospectus, there are 1,640,000 common shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the Shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution, or winding up of Alternative Energy, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of Common Stock do not have preemptive rights. In the future, preemptive rights may be granted by way of amendment of Alternative Energy's articles of incorporation, which would require a vote by the board of directors and shareholders on such matter.

Preferred Stock

  Alternative Energy has not authorized any Preferred Stock, but in the future reserves the right to do so at the discretion of the shareholders and the board of directors.

Options and Warrants

   Alternative Energy does not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our Board of Directors may later determine to authorize options and warrants for Alternative Energy.

Dividend Policy

   Alternative Energy has not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that Alternative Energy will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future are those restrictions imposed by State Laws. Under Delaware corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of its liabilities, plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

   Alternative Energy intends to contract with a transfer agent within the next three to six months. (The Board of Directors reserves the right to contract with any qualified transfer agent).

Additional Information Describing Stock

   The above descriptions concerning the stock of Alternative Energy do not purport to be complete. Reference is made to Alternative Energy's Certificate of Incorporation and By-Laws which are included as exhibits to the registration statement of which this registration statement is a part and which are available for inspection at Alternative Energy's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

   If Alternative Energy can meet the qualifications, it intends to apply for quotation of its securities on the Pink sheets through its Pink Sheets' Electronic Quotation Service. This service is not an exchange, but a service in which market makers display real-time prices and potential liquidity of domestic equities, ADRs and foreign ordinaries. Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTC Bulletin Board, NASDAQ, or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTC Bulletin Board, NASDAQ, or an exchange. Although this is an advantage for companies seeking to have their securities listed it is not an advantage to an investor as additional research and greater understanding of high risk investment is generally required to buy and sell shares listed on the Pink Sheets.
   To qualify for quotation on the Pink Sheets, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing.

    Alternative Energy intends to contact a registered broker-dealer for sponsorship of Alternative Energy's common stock on the Pink Sheets within the next twelve months. The market maker will be required to file a Form 211 with the NASD OTC Compliance Unit. Pink Sheets quotes will only be permitted after a successful review by NASD Compliance. No assurance can be given that a broker-dealer will contract with Alternative Energy, or if so, that the NASD will approve our Form 211 and allow the securities to be listed for trading on the Pink Sheets. Reports to Shareholders: Alternative Energy plans to furnish to its shareholders annual reports containing audited financial statements, examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Alternative Energy may issue other unaudited interim reports to its shareholders, as it deems appropriate.
  Selling shareholders will still be limited to selling the shares at $0.15 per share (set offering price per share pursuant to this prospectus) until the shares are quoted on the Over- The-Counter (OTC) Bulletin Board or an exchange.

Penny Stock Regulation

    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities. (See Risk Factor. "Alternative Energy Sources has no public market for its stock and there is no assurance one will develop." Beginning on page 16.)

                      INTEREST OF NAMED EXPERTS AND COUNSEL

   The financial statements of Alternative Energy Sources, Inc. for the period from inception on April 8, 2002 to December 31, 2002 included in this prospectus have been audited by Stark, Winter, Schenkein & Co., L.L.P. independent certified public accountants, as indicated in their report, and are included in this Prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

   The validity of the issuance of the common stock offered in this offering will be passed upon for Alternative Energy by James N. Barber, Attorney at Law.

   No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, Director, Officer, or employee.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

   Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating Alternative Energy to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. Alternative Energy believes that these provisions will assist Alternative Energy in attracting and retaining qualified individuals to serve as directors.

   As permitted by Delaware law, Alternative Energy intends to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that Alternative Energy is required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Alternative Energy would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that Alternative Energy, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, Alternative Energy is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. Alternative Energy believes that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

   Alternative Energy has agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

   We undertake the following:

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

General

   Alternative Energy Sources, Inc. was incorporated on April 8, 2002. Alternative Energy is a development stage company that plans to profit by providing consulting services and selling wind power systems to the residential, agricultural and small business sectors throughout Washington, Idaho, Montana, and Oregon.

   At this time government approval is not necessary for our business, and Alternative Energy is unaware of any significant government regulations that may impact its proposed business.

   Alternative Energy has not incurred any significant research and development costs, and therefore does not expect to pass any such costs on to our prospective customers.

   Our mailing address is at 624 North Perkins, Colfax, Washington 99111. The telephone number of our principal executive office is (509) 626-8316. The fax number is (509) 921-5605.

   Wind power is a cheap and clean renewable resource, continually replenished by nature itself. Wind power systems convert wind into usable forms of energy, including electricity. Although wind power has been harnessed for hundreds of years via windmills, today's wind turbine technology is highly advanced and much more efficient.

   Currently alternative energy supplies only a fraction of the worlds energy needs, however, in 2001, the United States Department of Energy (USDOE) and the National Renewable Energy Lab (NREL) documented that from 1990 to 2001, wind energy was the fasted growing source of energy in the world, increasing at an average rate of 25% per year. The rationale behind the growth was based upon the improvements in wind technology. These improvements, specifically in wind turbines, allow homeowners, small businesses and the agricultural industry to take advantage of wind power through potential savings on energy costs, while reducing their reliance on traditional non-renewable energy sources such as coal, oil and natural gas. Wind generated power differs from power derived from coal, oil and natural gas in two major aspects, 1.) burning coal and oil creates sulfur dioxide and nitrogen dioxide, which cause acid rain and smog, moreover, burning coal releases carbon dioxide into the atmosphere (although natural gas is not as damaging as coal and oil gas is still a substantial contributor to smog and acid rain); and 2.) coal, oil and natural gas are not renewable energy sources, once they are used they are gone.

   According to the American Wind Energy Association ("AWEA" a national trade association that represents wind power plant developers, wind turbine manufacturers, utilities, consultants, insurers, financiers, researchers, and others involved in the wind industry) the United States wind energy industry is on track to grow 25% in 2003 and to install 1,100-1,400 megawatts (MW) of new capacity boosting the wind power capacity to 6,000 MW, which is enough to serve approximately 1.5 million homes.

   In the Pacific Northwest, alternative energy sources including wind, solar, and geothermal supply less than 3% of the energy demands. According to the Renewable Northwest Energy Project ("RNP" - an organization that provides data on wind, solar and geothermal energy and promotes and the economical benefits specifically in the Pacific Northwest, Washington, Idaho, Montana, and Oregon) the Northwest's power supply comes from 54% hydro (Dams), 32% coal, 8% gas/oil, 3% nuclear, and 3% from other sources including wind power with 43% of the electricity generated coming from fossil fuels and nuclear. RNP estimates that the Pacific Northwest has the potential to generate 133, 000 average megawatts
(MW) or more of electricity from wind power. RNP states that Montana has enough wind resources (land and wind source) to supply 15% of the United States electricity demand; Oregon and Idaho could meet all of their power needs with wind, and Washington could use wind power for about 3 million homes.

   Management believes the current wind power market is poised for growth. This opinion is based upon managements own review of articles and press releases pertaining to the wind power industry. However, individuals should consider for themselves the potential outlook of the industry as the future of wind power is uncertain and is subject to numerous factors outside the control of Alternative Energy which may materially alter management's outlook for the industry.

Wind Energy Systems

   Alternative Energy plans to market wind energy systems to residential, agricultural and small businesses. Wind energy systems are based upon turbines that transform the kinetic energy of the wind into mechanical or electrical energy that can be harnessed for practical use. A common use of mechanical energy includes the pumping of water in rural or remote locations for irrigation and other agricultural applications. Wind electric turbines generate electricity for homes and businesses and for sale of alternative energy to utility companies. Wind power has the potential of supplying affordable, inexhaustible energy to the customer without causing pollution, generating hazardous wastes, or depleting natural resources.

   There are two basic designs of wind electric turbines: vertical axis or "egg beater" style and the more commonly utilized horizontal-axis machines. The output of electricity that a wind turbine can generate depends upon the size and the wind speed through the rotor. Alternative Energy plans to market smaller scale wind systems that are capable of generating approximately 16,000 - 20,000 kWh annually. [Note: Electricity production and consumption are most commonly measured in kilowatt-hours (kWh). A kilowatt-hour is defined as 1,000 watts of electricity produced or consumed for one hour. According to the U.S. Department of Energy, the average U.S. household consumes 12,000 kWh of electricity each year.]

   Wind speed is a crucial element in projecting turbine performance (kWh production) and assessing the overall value of a wind system to a customer. Prior to the construction of a wind system Alternative Energy plans to provide an assessment of the historical wind speeds for the general area taking into account the specific location of the proposed construction site. Alternative Energy will give each customer detailed analysis of the capacity that a wind system may provide based upon the analysis of the potential wind speeds and the anticipated energy uses for the system. Determining wind speeds for a general area can be accomplished by simply referencing wind maps for that region. Wind speeds can be assessed for a specific site by placing calibrated instruments that directly measure the speed of the wind, both instantaneous and average.

   According to studies by the *United States Department of Energy (USDOE) and the National Renewable Energy Lab (NREL), in order to benefit from a small scale wind system (producing up to 16,000 kWh per year) an average wind speed of 9.0 mph is required (less speed would be required for water-pumping operations - 5.0 mph.) [*NREL conducts renewable energy and energy efficiency research and development for the USDOE and has a specific program dedicated to the study of wind and hydropower technologies.] Using these resources, Alternative Energy will be able to identify ideal locations for wind power systems and recommend the best options relating to available equipment to the client.

Marketing and Strategy

      Alternative Energy plans to market its services to the residential, agricultural, and small business sectors throughout the northwest (Washington, Idaho, Montana and Oregon). Alternative Energy plans to market through media including but not limited to: (1) advertisements in the phone book (yellow pages); (2) advertisements in business journals and periodicals relating to the construction, agricultural and environmental industries; (3) participation in trade shows throughout the northwest; (4) construction of a web site where individuals can go to get information regarding wind power systems and learn about Alternative Energy Sources; and (5) offer both written and oral communications to the public regarding the potential benefits of wind power.

   Alternative Energy's strategy is to seek potential clients (residential/agricultural/small businesses) that (1) have a good wind source (min. of 9 mph); (2) have the required space; (3) have the local zoning rules/ process or neighborhood covenants that allow wind turbines on at least 60-80 foot towers; (4) are concerned with future electricity prices and are willing to look at a long term investment; and (5) have a desire to be more self-sufficient or completely independent of the electric utility. Alternative Energy has identified through wind maps (provided by Bonneville Power Administration and True Wind Solutions among others) several geographical locations within Central and Southern Washington and Idaho, Eastern Montana, and Northern and Central locations within Oregon that have at least a 9 mph wind source. Management plans to focus its marketing efforts, as described above, within these areas where potential clients meet the required average wind speed. However, investors need to be aware that currently management has only identified the geographical areas that have the potential for the minimum required wind speeds. Alternative Energy will have to rely on its marketing to these specific geographical areas in order to promote its business and locate potential clients that meet the remaining four elements mentioned above. Whether there are potential clients within these geographic locations are based upon speculation and is reliant purely upon the opinion of management. Alternative Energy cannot give any assurance whatsoever that potential clients, if any, will be receptive to Alternative Energy's proposed business plan.

   Alternative Energy plans to work with each client closely and assess the best wind system based upon the location of the system and the power output requirements that would in turn provide the greatest potential for "payback." Payback is the period of time before the savings resulting from the wind power system equal the cost of the system itself. Moreover, Alternative Energy plans to factor in the incentive programs offered by the state where the system is to be constructed as well as the social and environmental considerations that a wind system provides. Currently the estimated payback period for a residential client meeting the above referenced minimum criteria who constructs a wind system generating 12,000 - 16,000 kWh annually would be approximately ten years. (This takes into account the average current retail rates for electricity in the year 2002 in Washington State currently charged by Avista Corporation and an assumed average wind speed of 9 mph). If the power rates go up or the average wind speed should be above the estimated 9 mph then the "payback" period would be decreased. However, if energy prices decrease and or the average speed of the wind should drop below the estimated 9 mph then the "payback" period would increase beyond the estimated ten years. Alternative Energy cannot guarantee the "payback" period and the estimated times that it provides may be significantly different than the actual time required.

   Certain states, including Washington, Oregon, Idaho, and Montana encourage those who choose to use wind power systems as an energy source through monetary incentives. For example, as of the date of this document, Washington State offers an incentive program that eliminates sales tax on wind systems that generate at least 200 Watts (which Alternative Energy would be recommending). Oregon provides personal and business tax credits for wind power projects as well as some long-term, low cost financing plans. Montana currently grants a property tax exemption for residential applications and a tax credit for capital equipment costs associated with wind development. Idaho allows up to $20,000 of a systems construction to be deducted from income taxes over four years along with low interest loan programs. Alternative Energy plans to market any incentive program applicable to wind power specifically when detailing the payback period to potential clients. Alternative Energy cannot give assurance or any guarantee that the states mentioned above will continue to provide incentive programs that are favorable to the construction of wind systems, which in turn may deter potential clients from wanting to build a wind system.

   Moreover, Alternative Energy plans to market utility buyback programs ("net metering") that may benefit the potential client. As of the date of this document all of the utility companies that operate in the above mentioned states offer credit for wind power. This however does require that the wind system be integrated into the grid through utility power lines so that when the client is not utilizing wind power energy for there own needs the utility company receives the power and can thereby credit the client's account accordingly. Such programs may be beneficial for clients that plan to utilize both their current utility source and a wind power system for energy. However, there may be additional costs for establishing net metering that in turn may extend the payback period. Moreover, utility buyback programs will not pay a profit to the client; it will merely be a credit to the client's utility liability for that month. Alternative Energy cannot give any assurance that these types of buyback programs offered by utility companies will continue in the future.

   Along with the potential economic benefit that may be realized over the long term, Alternative Energy plans to market the environmental and social benefits of wind power systems based upon the fact that wind power generates no emissions, in contrast to fossil fuel sources, which create hazardous particulates and greenhouse gases. However, Alternative Energy's potential clients may not view the environmental benefits as a significant factor in their decision making process and moreover, Alternative Energy cannot give any assurance that any potential client will consider it a significant benefit.

Products - General

   Alternative Energy does not design or manufacture any product. Alternative Energy plans to provide a comprehensive assessment which would include the cost to construct and utilize an energy generating wind system. Alternative Energy plans to provide an assessment and market wind systems that are manufactured by qualified companies; that is companies that are recognized by the American Wind Energy Association and are certified manufacturers which currently include:
African Wind Power, Atlantic Orient Corporation, Bergey Windpower Company, Proven Energy, Southwest Wind Power Company, and Wind Turbine Industries Corporation.

Wind Power Systems

   Alternative Energy currently has no contract agreements or any other arrangements with any of the above companies for distributing wind systems. However, within the next twelve months Alternative Energy plans to make arrangements with one or more of the above companies in an effort to obtain wholesale pricing for the sale of their wind system products. Management has had limited conversations with manufacturers of wind power products, however, based upon these discussions, management believes that at least four of the above six listed certified manufactures will be receptive to Alternative Energy purchasing the wind power products at a wholesale rate and selling to the public at retail and in time may be willing to provide distributorship rights to Alternative Energy as sales increase. However, these opinions are based upon managements own judgment and beliefs, and as of the date of this prospectus no distribution contract, agreement, or any other instrument has been set forth to guarantee that distribution rights will be secured in the future by Alternative Energy with any manufacturer. Therefore, in order to be successful, Alternative Energy must continue to maintain contacts with manufacturers and develop its business growth for any potential of such distribution contracts or agreements in the future. As described, management has only begun this process by making contact with manufacturers and informing them of the direction Alternative Energy plans to take in the development of its business and believes that it will be able to purchase wind power products from manufacturers at wholesale prices and sell the products to the public at retail rates.

   In the initial stages of operations, management anticipates that it will order wind power systems from manufacturers as they are ordered by the client. This will not require any distribution contract or agreement to be in place for Alternative Energy to conduct its business. Management plans to implement this method, which it believes will allow Alternative Energy to begin selling wind power systems and gain market exposure, however, not having distribution agreements in place may result in the Company's inability to buy the wind power systems at the best possible price.

   If and when the business does begin to develop and grow, management believes it will be in a better position to negotiate distribution agreements with manufacturers that may provide a greater margin of profits; that is Alternative Energy will be able to purchase the wind power products at reduced rate from the manufactures as its own sales increase. However, investors must be aware that this is based upon speculation and no guarantee or assurance can be made by Alternative Energy that it will be able to develop its business in such a manner that would warrant manufacturers agreeing to any such distribution agreement(s).

   As of the date of this prospectus, management estimates a potential gross markup (buying wholesale and selling to the public at retail) on wind systems without distribution agreements, at 25%. If and when the business begins to develop management anticipates it will be able to secure distribution agreements with manufactures that will enable it to increase the gross mark-up or enable it to offer more competitive prices. However, there can be no guarantee or assurance that Alternative Energy will be successful in making these arrangements with any of the above mentioned companies, which in turn would be materially detrimental to the financial success of Alternative Energy. In addition, at the time of this prospectus management is not able to provide an estimated figure that represents the future potential increase of gross mark-up as a distributor, as it is entirely dependent upon Alternative Energy's future business growth, which is based upon management's opinions and is subject to the many Risk Factors beginning on page 9 of this prospectus.

   Alternative Energy will have to rely on third parties for the installation of the wind power systems. In general, installation of a wind power system may involve an engineer to perform geo-technical evaluations and provide reports for soil characteristics where the system is to be placed. A contractor would be required for excavation, foundation work, and assembly of the system. Finally, an electrician would be required for the wiring and grounding of the system. Alternative Energy has not negotiated or retained the services of any third party that would be required for the installation of the wind power system. If Alternative Energy is unable to retain the services of third parties in a timely manner it would impede not only the specific project, but also negatively impact the future development of the business.

   The price range for wind systems that Alternative Energy anticipates marketing will range from $10,000 to $125,000 installed. The average residential or agricultural wind system will likely cost from $35,000 to $55,000 and make up the bulk of Alternative Energy recommended systems. Wind systems in the $10,000 to $15,000 range would include applications used in the pumping of water in agricultural settings. These are particularly valuable when there is no power source located at the site where the client needs water pumped or it is cost prohibitive to run utility lines to the site. Larger wind systems in the upper price range will likely include clients such as small business manufacturers, processors, and larger agricultural applications. Alternative Energy anticipates contracting out the installation of the wind systems and currently Alternative Energy has no contract or arrangement with any installer. If Alternative Energy should have difficulty or not be able to contract with a qualified installation company it would materially be detrimental to the success and progress of Alternative Energy's proposed business plan.

Wind Power Consulting Services

   As part of its business operations Alternative Energy plans to offer comprehensive assessments. Alternative Energy's comprehensive assessments would include "payback" analysis based upon wind speed averages from readily available wind maps (such as those available from the United States Department of Energy) to on-site analysis of direct monitoring with a wind measurement system for an extended period (up to six months) to determine a more specific "payback" period and potential energy output. The cost of the above service will likely range from $150-$3,500 depending on location and extent of assessment. Alternative Energy may have to hire additional personnel to provide these services if and when the business begins to grow. In the initial stages of operations the current part-time officer and directors (Mr. Stinson and Mr. Gage) will provide all the consultation services and as Alternative Energy gains more market exposure and begins to develop a client base more employees will be required. Management believes this is in the best interest of the Company in order to keep initial costs down. If the Company is unable to hire additional qualified personnel when needed it would slow the growth of the business and have an overall negative impact on the development of the business. Potential investors should consider the fact that Alternative Energy plans to market its services throughout Washington, Idaho, Montana, and Oregon and as such in the initial phases of development the officer and directors may not be able to successfully develop all potential clients because of the Company's lack of resources.

   Management believes that providing consultation services to the residential, agricultural and small business sectors for the assessment and potential development of wind power systems will provide increased opportunities for Alternative Energy to market and sell wind power systems, as well as providing for a source of potential income. Management believes the consultation services will in essence be a marketing tool enabling Alternative Energy to make direct contact with parties interested in wind power.

   Investors must be aware that the above figures are purely estimates made by the management of Alternative Energy and should be considered speculative and are based upon forward looking statements that are subject to all the risks detailed within this document including but not limited to the Risk Factors beginning on page 9.

Current Market Conditions


   Potential investors should keep in mind that Alternative Energy is a start-up business entering an emerging market that has established competition. (See "Risk Factors" beginning on page 9). However, Alternative Energy believes it can develop its business within this market environment and be poised to take advantage of marketing alternative energy sources based upon wind power.

   Note: Alternative Energy is relying on forward thinking concepts when describing the business development of the Company. Potential investors need to consider the Risk Factors provided herein on page 8, specifically when looking at Alternative Energy's "Description of Business."

Employees

   Alternative Energy Sources, Inc. has no employees. Presently, Andrew Stinson, officer/director and Bruce Gage director plan to devote approximately a minimum of 12 -15 hours per month, on the business of Alternative Energy Sources, Inc. In addition to these services, Mr. Stinson contributes office space to the Company. The approximate fair market value of $500 per month for the services and office space has been charged to operations since inception.

Competition

   The alternative energy market, specifically wind power generating systems, continues to evolve rapidly, and is extremely competitive, with competition likely to develop and intensify in the future. Management believes, based upon discussions with manufacturers of wind power systems that it will be able to begin operations by buying the products at wholesale prices and selling to the public at retail. However, Alternative Energy currently has no distribution contracts or agreements in place to distribute any manufacturer's products, nor can there be any assurance that the Company will be able to secure any such contracts in the future. If Alternative Energy is unable to successfully increase its business based upon wholesale/retail sales, the Company will likely not be in a position to negotiate distribution agreements which may result in competition from other companies that are successful in securing such distribution contracts. In addition, potential competitors may already be established and have greater financial resources than those of Alternative Energy. Also, additional start-up companies may exist seeking to capitalize within the same market Alternative Energy hopes to profit.

   In addition, Alternative Energy Sources will be competing for residential owners, small businesses, and agricultural operators in Washington, Idaho, Oregon and Montana with well established companies that provide hydro-power, coal, oil, and gas energy sources in the Pacific Northwest. Such primary companies include, but is not limited to, Avista Corporation, Montana Power, Northwest Power, Cascade Natural Gas, A&I Distributors, Eljay Oil Distributors, and various other utility companies throughout the region.

   Currently, Alternative Energy has identified one potential direct competitor within its region, Palouse Wind and Water, this company currently sells solar and wind power systems, specifically to contractors dealing in new residential construction. Moreover, there are numerous other companies throughout the Pacific Northwest that sell and/or distribute alternative energy products, specifically dealing in solar energy. For example, in Washington there is Virtual Technologies, LTD, Energy Specialist, LLC and Modular Radiant Technologies; in Idaho there is Sunrise Solar Company, Full Service Solar, and NW Energy Storage, Inc.; in Oregon there is Cascade Solar GenCon, Inc. and King Solar; and in Montana PV Solar Modules sells solar energy products. As such, these companies which are established in that they are already distributing solar products in the marketplace may in the future expand their business to include wind power systems creating additional competition to Alternative Energy Sources, Inc.

   Currently Alternative Energy believes there are significant market opportunities for both consultation and sale of wind power systems to the residential, agricultural, and small business sectors throughout the Northwest. In addition, Alternative Energy believes it will be able to set itself apart by focusing its resources on consulting and distribution of wind power systems to not only new residential construction but also to the agricultural community and small businesses. Moreover, Alternative Energy plans to market wind power consultation services. In general, Alternative Energy's objective for the consumer is to provide alternative energy solutions through the use of wind power systems representing multiple manufactures. Currently, Alternative Energy has not negotiated any distribution agreement with any manufacturer and although it plans to in the future if and when sales develop, it cannot provide any assurance or guarantee that it will be able to secure such agreements with manufacturers in the future.

    The information within this registration statement focuses primarily on details regarding Alternative Energy specifically, and not on the industry in which Alternative Energy plans to operate. Potential investors may wish to conduct their own separate investigation of Alternative Energy's industry to obtain broader insight in assessing Alternative Energy's prospects. For example, a potential investor may want to review data provided by suppliers of traditional energy sources regarding alternative energy such as those described above.

Patents

   Alternative Energy holds no patents.

Government Regulation

   Government approval is not necessary for our business, and it is anticipated that government regulations will have little or no effect on Alternative Energy's proposed business.


             MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion should be read in conjunction with Alternative Energy's audited financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Company Overview

   Alternative Energy was organized on April 8, 2002, and has not yet commenced any revenue-generating operations. Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There can be no assurance that our common stock will ever be listed or quoted in the future or ever have a market develop for its common stock.

Plan of Operations - General

   Our plan of operations is to profit by providing consulting services and selling wind power systems to the residential, agricultural and small business sectors throughout Washington, Idaho, Montana, and Oregon. Alternative Energy plans to provide comprehensive assessments for clients that will take into account wind speeds and energy needs for each client and provide the appropriate wind system to accommodate them. Alternative Energy plans to earn revenue by charging a fee for the assessment/consultation and by marking up the sale of the wind system up to 25%. The fee charged for the assessment will likely range from $150 to $3,500 depending on the extent of the assessment. The average wind system sold will likely be in the range of $35,000 to $55,000. 85-90% of Alternative Energy's revenue will be from the sale and installation of the wind power system. It is anticipated that the system will be marked up as detailed above and the installation of the system will be contracted to a third party and will be marked up between 10-20%. The remaining revenue will be generating from consulting services. No revenue will be generated to Alternative Energy by state incentive plans or utility buyback programs; these will merely be used as a marketing tool.

   Although there are currently no contracts or agreements in place between Alternative Energy and any manufacturer, within the past six months management has had initial discussions with four manufactures of wind power systems relating to the potential sale of their products. These manufactures have indicated that Alternative Energy would initially be capable of purchasing wind power products at wholesale prices to sell to the public at retail. Moreover, management estimates that a further discount of 3%-5% may be available as Alternative Energy's purchases increase from the manufacturers, depending on the total quantity purchased by Alternative Energy each quarter of the year.

  As of April 30, 2003, Alternative Energy had $ 7,010 cash on hand and in the bank. Management believes this amount will satisfy the cash requirements of Alternative Energy for the next twelve months or until such time that additional proceeds are raised. Alternative Energy plans to satisfy our future cash requirements by additional equity financing. This will likely be in the form of private placements of common stock. There is no additional offering in the works at present. There can be no assurance that Alternative Energy will be successful in raising additional equity financing, and, thus, be able to satisfy our future cash requirements, which primarily consist of working capital directed towards the development of the marketing campaign, as well as legal and accounting fees. Alternative Energy depends upon capital to be derived from future financing activities such as subsequent offerings of our stock. There can be no assurance that Alternative Energy will be successful in raising the capital Alternative Energy requires. Management believes that if subsequent private placements are successful, Alternative Energy will be able to generate revenue by providing alternative energy solutions and retailing the appropriate equipment to clients within the following twelve to eighteen months thereof. Alternative Energy does not anticipate any further research of any products. Alternative Energy does not expect the purchase or sale of plant or any significant equipment, and Alternative Energy does not anticipate any change in the number of employees. Alternative Energy's current material commitments include the total costs of the planned offering as provided herein estimated at $6,025.

   Alternative Energy has generated no revenue since our inception. Currently, the only activities Alternative Energy's management has engaged in include: research of the potential alternative energy market, specific to wind power; the raising of capital through the private placement of common shares; and have begun the initial steps towards developing marketing materials that will provide clients with typical wattage requirements for common household appliances, water pumping systems and commonly used equipment and tools used in shops as well as informative packages that can be provided to interested parties detailing the advantages of wind power systems. Alternative Energy anticipates distributing the marketing materials within the next twelve months and having Alternative Energy operational by the fourth quarter of 2003.

   Alternative Energy has no current plans, preliminary or otherwise, to merge with any other entity.

   Alternative Energy is still considered to be a development stage company, with no revenue producing operations. Alternative Energy will be dependent upon the raising of additional capital through placement of our common stock in order to continue with the business plan. Currently management estimates the total amount of proceeds necessary to become fully operational at $175,000 to $225,000. Management anticipates engaging in an additional private placement offering within the next twelve to eighteen months. There can be no assurance that Alternative Energy will be successful in raising the total capital Alternative Energy requires through the sale of our common stock. If Alternative Energy is unsuccessful in raising the additional proceeds through a private placement offering it will then have to seek additional funds through debt financing, which would be highly difficult for a new development stage company to secure. Therefore, the Company is highly dependent upon the success of the anticipated private placement offering described herein and failure thereof would result in Alternative Energy having to seek capital from other resources such as debt financing, which may not even be available to the Company. However, if such financing were available, because Alternative Energy is a development stage company with no operations to date, it would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing and determine whether the business could sustain operations and growth and manage the debt load. If Alternative Energy cannot raise additional proceeds via a private placement of its common stock or secure debt financing it would be required to cease business operations. As a result, investors in Alternative Energy's common stock would lose all of their investment.

   The following step will need to be accomplished in order for Alternative Energy to become fully operational:

     1.) Complete development of the wind system marketing materials and distribute them throughout the Northwest. Management has estimated the time frame to accomplish this to be August/September of 2003 and cost approximately $3,000.

     2.) Follow up sales calls and personal visits to individuals whom were given the marketing material. Management estimates that this will be coordinated with the above development of marketing materials and cost approximately $1,000.

   Once the above steps have been completed management anticipates it will have a better understanding of what specific geographical areas in which to focus its marketing efforts and where management believes it will be able to enter the market successfully. However, investors must be aware that these views by management will be based upon the limited resources described above and may not be accurate.

   Following the above two steps, Alternative Energy will then attempt to raise additional capital (estimated at $175,000 - $225,000, as described above) in order to accomplish the following:

     3.) Secure office space and purchase and or lease office equipment which will include but not be limited to computers, printer, fax, and telephones. Estimated at an up front expenditure of $25,000 and monthly installments of $2,500. Management will not pursue this until additional capital can be raised and/or Alternative Energy begins to generate sufficient revenue. Until such time, the current management plans to offer office space and equipment at no charge for at least the next twelve to eighteen months.

     4.) Hire qualified consultants and sales personnel to promote Alternative Energy. Management anticipates salaries to range from $25,000 annually to $75,000 depending on the position and employee output. Management has no current plans to hire any such employee. If and when Alternative Energy is in a position to hire new employees because of growth in its business operations, management will develop a strategy for implementing employees into its business plan.

     5.) Continue executing the marketing plan, to include web site construction and promotion of Alternative Energy through trade shows and other media throughout the Northwest. Management has estimated this expenditure to be $50,000 to $75,000.

   Please take note that the above estimates are mere speculation and are dependent upon Alternative Energy raising additional funds beyond the capital currently held by Alternative Energy. Although management has estimated this amount to be $175,000 to $225,000 there can be no assurance that this will be the true and correct amount necessary to fund the furtherance of the business. The amount required will more fully be recognized after management has completed the first two steps detailed above.

   Management anticipates establishing a course for a second round of financing. Management plans to develop a Company presentation that will detail its proposed business plan and then establish contacts with venture capitalists, private investment companies, and other financial institutions. Estimated cost to complete this step is $1,500. The estimated time frame is uncertain at present, but will likely be within the next twelve to fourteen months.

   Management has estimated the following administrative costs for the next twelve months, which includes the costs for this offering and will use the current cash on hand to fund the following:
                                     Amount
   - SEC registration fee          $     25
   - Printing and Shipping              200
   - Legal                            1,500
   - Accounting                       2,800
   - Transfer + Misc.                 1,000
   - Miscellaneous                      500
                                  ---------
Total                              $  6,025

   Over the next twelve months Alternative Energy plans on using its current cash on hand to fund the development of its initial marketing material (estimated at $4,000) and fund the administrative costs (estimated at $6,025.) As of July 31, 2003, the Company had $5,621. Prior to this date Alternative Energy had expended approximately $5,000 on the administrative expenses, with an estimated additional $1,025 required over the next three to four months for a total of $6,025.

   The capital remaining after meeting the additional $1,025 in administrative expenses, would leave an estimated $4,960, which will be allocated towards the development of the wind system marketing materials and towards making initial sales calls and personal visits to individuals whom were given the marketing material as described in steps 1 and 2 above.

   As Alternative Energy expands its business, it will likely incur losses. Alternative Energy plans on funding these losses through revenue generated by business operations. However, if Alternative Energy is unable to satisfy its capital requirements through its revenue production, Alternative Energy may seek to raise additional capital through the sale of its securities and or look to borrow funds. However, there can be no assurance or guarantee that Alternative Energy will be able to borrow funds or raise capital successfully.

   Although management believes the above timeframes for the related business steps are conservative and can likely be accomplished by Alternative Energy, potential investors should be aware that several unforeseen or unanticipated delays may impede Alternative Energy from accomplishing the above-described steps. Problems may arise in the production of the marketing material which management cannot overcome, creating a time delay and resulting in additional costs to Alternative Energy. For instance, the material may not prove effective with potential clients and therefore limit Alternative Energy from ever providing an assessment or selling a wind system, which would be materially detrimental to the success of Alternative Energy. Moreover, in developing the means for a second round of financing Alternative Energy may find that potential financiers are unreceptive to Alternative Energy's business plan and provide no options to raise additional capital. If this should occur Alternative Energy would likely not be able to continue as a going concern and investors could lose all of their investment. Potential Investors should carefully read the Risk Factors described herein beginning on page 9.

   Furthermore, if additional funds are secured by Alternative Energy there is no guarantee that the proposed marketing strategy will be effective in accomplishing the goals Alternative Energy has set. This may force management to redirect its efforts and create the need for additional time, money, and resources, of which, Alternative Energy may not be successful in providing.

                             DESCRIPTION OF PROPERTY

   Alternative Energy Sources, Inc.'s principle executive address is 624 North Perkins, Colfax, WA 99111. Andrew Stinson, President, is currently providing his home office and mailing address for Alternative Energy. Mr. Stinson contributes this office space along with his services to the Company. The approximate fair market value of $500 per month for the services and office space has been charged to operations since inception.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On May 2, 2002, a total of 75,000 shares were issued to Andrew Stinson, Alternative Energy's sole Officer and a Director, at a price of $0.02 per share. On May 2, 2002, a total of 25,000 shares were issued to Bruce Gage, a Director, at a price of $0.02 per share. Total consideration was $2,000. As a result of the 10:1 forward split of Alternative Energy's common stock, which occurred in December 2002, Mr. Stinson shows on record as now holding 750,000 common shares, all of which are deemed "restricted" according to Rule 144. Mr. Gage shows on record as now holding 250,000 common shares, all of which are deemed "restricted" according to Rule 144. Accordingly, the selling shareholders of Alternative Energy, of whom held a total of 64,000 common shares and paid consideration of $0.15 per share, also received 10:1 common shares, as it related to their holding(s) resulting in a total of 640,000 selling shareholder common shares.

Related Party Transactions

   Currently, there are no contemplated transactions that Alternative Energy may enter into with our officers, directors or affiliates. If any such transactions are contemplated we will file such disclosure in a timely manner with the SEC on the proper form making such transaction available for the public to view.

   Alternative Energy has no formal written employment agreement or other contracts with our current officer, and there is no assurance that the services to be provided by him will be available for any specific length of time in the future. Andrew Stinson and Bruce Gage anticipate initially devoting at a minimum of twelve to fifteen hours per month of their available time to Alternative Energy's affairs. If and when the business operations increase and a more extensive time commitment is needed, Andrew Stinson and/or Bruce Gage are prepared to devote more time to Alternative Energy's affairs, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements would be determined, if and when, such arrangements become necessary.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

   There is no trading market for Alternative Energy's Common Stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop, or, if such a market does develop that it will continue.

   Andrew Stinson, officer and director, currently owns 750,000 shares. Bruce Gage, director, currently owns 250,000 shares. The shares were purchased in May of 2002 and are deemed restricted securities pursuant to Rule 144. The Company is not registering any of the 1,000,000 Rule 144 shares on this Registration Statement. In May of 2003, the 1,000,000 Rule 144 shares purchased by Mr. Stinson and Mr. Gage will be eligible for sale pursuant to Rule 144(d)(1) and Rule 144(e)(1). However, the amount of shares that may be sold by either Mr. Stinson or Mr. Gage will be limited to the amount of securities sold, together with all the sales of restricted and other sold common stock within the previous three months which shall not exceed the greater (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the Company, or (ii) if and when a market develops the average weekly reported volume of trading of the Common Stock on all national securities exchanges and quotation systems during the four calendar weeks preceding the filing notice required under Rule 144(h).

Holders

   As of the date of this registration statement, there were a total of thirty-nine (39) active stockholders, including the officer and directors.

Dividends

   Alternative Energy has not paid any dividends to date, and has no plans to do so in the foreseeable future.

                             EXECUTIVE COMPENSATION

   Alternative Energy has made no provisions for cash compensation or for non-cash compensation to our officers and directors. No salaries are being paid at the present time, and will not be paid unless, and until, there is available cash flow being generated from operations to pay salary. However, $500 per month has been contributed to paid in capital for services and use of office space contributed by the officer of the Company. This is reflected in the Company's financial statements contained herein. There have been no grants of options or SAR grants given to any of our executive officers for the life of Alternative Energy.

   Alternative Energy does not presently have a stock option plan. However, in the future, Alternative Energy may develop an incentive based stock option plan for our officers and directors and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

      Alternative Energy has had no disagreements with its accountants, and has no further financial disclosure other than the financial statements included herein.

                        Alternative Energy Sources, Inc.
                          AUDITED FINANCIAL STATEMENTS

                                Table of Contents
                                                                            Page
                                                                         ----
       Year End 2002 Report of Independent Auditor                        F-1
       Balance Sheet,  at December 31,2002                                F-2
       Statement of Operations, Period from Inception to
         December 31,  2002                                               F-3
       Statement of Stockholders' Equity, Period From
         Inception to December 31, 2002                                   F-4
       Statement of Cash Flows,Period from Inception to
         December 31,  2002                                               F-5
       Notes to Financial Statements for December 31, 2002             F-6-10

                        Alternative Energy Sources, Inc.
                         UNAUDITED FINANCIAL STATEMENTS

       Balance Sheet. Period End April 30, 2003                          F-11
       Statements of Operations, Period End April 30, 2003 and 2002      F-12
       Statements of Cash Flows, Period End April 30, 2003 and 2002      F-13
       Notes to Financial Statements for Period End
         April 30, 2003                                               F-14-15

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Alternative Energy Sources, Inc.

We have audited the accompanying balance sheet of Alternative Energy Sources, Inc. (A Development Stage Company) as of December 31, 2002, and the related statements of operations, stockholders' equity and cash flows for the period from inception (April 8, 2002) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Energy Sources, Inc. (A Development Stage Company) as of December 31, 2002, and results of its operations and its cash flows for the period from inception (April 8, 2002) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stark Winter Schenkein & Co., LLP

Denver, Colorado
January 31, 2003

                           Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                                December 31, 2002

                                        Assets

Current assets
  Cash                                                                 $ 11,440
                                                                       ========

                         Liabilities and Stockholders' Equity

Current liabilities
  Total current liabilities                                            $   --
                                                                       --------

Stockholders' equity
  Common stock, $.0001 par value, 75,000,000 shares authorized,
   1,640,000 shares issued and outstanding                                  164
  Additional paid-in capital                                             15,936
  (Deficit) accumulated during the development stage                     (4,660)
                                                                       --------
                                                                          11,440
                                                                       --------

                                                                        $ 11,440
                                                                       ========

                                       F-2

            See the accompanying notes to the financial statements.

                            Alternative Energy Sources, Inc.
                              (A Development Stage Company)
                                 Statement of Operations
               Period From Inception (April 8, 2002) to December 31, 2002

Revenue                                                             $      --
                                                                    -----------

Operating Costs and Expenses:
  General and administrative                                              4,660
                                                                    -----------

Net (loss)                                                          $    (4,660)
                                                                    ===========

Per Share Information - basic and fully diluted:

Weighted average common shares outstanding                            1,391,124
                                                                    ===========

(Loss) per share                                                    $     (0.00)
                                                                    ===========

                                       F-3

            See the accompanying notes to the financial statements.





                                   Alternative Energy Sources, Inc.
                                    (A Development Stage Company)
                                  Statement of Stockholders' Equity
                      Period From Inception (April 8, 2002) to December 31, 2002

                                                                             (Deficit)
                                                                            Accumulated
                                              Common Stock       Additional During the
                                          --------------------     Paid in  Development
                                           Shares       Amount     Capital      Stage        Total
                                          ---------   ---------   ---------   ---------    ---------
Balance at inception                           --     $    --     $    --     $    --      $    --

Common shares issued for cash
  at inception at $.002 per share         1,000,000         100       1,900        --          2,000
Common shares issued for cash
  at $.015 per share                        640,000          64       9,536        --          9,600
Contribution of services by shareholder        --          --         4,500        --          4,500
Net (loss) for the period                      --          --          --        (4,660)      (4,660)
                                          ---------   ---------   ---------   ---------    ---------
Balance, December 31, 2002                1,640,000   $     164   $  15,936   $  (4,660)   $  11,440
                                          =========   =========   =========   =========    =========

                                                 F-4

                       See the accompanying notes to the financial statements.


                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                             Statement of Cash Flows
           Period From Inception (April 8, 2002) to December 31, 2002

Cash flows from operating activities:
Net (loss)                                                             $ (4,660)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Contribution of services by shareholder                                   4,500
                                                                       --------
  Net cash (used in) operating activities                                  (160)
                                                                       --------

Cash flows from investing activities:
  Net cash provided by (used in) investing activities                      --
                                                                       --------

Cash flows from financing activities:
Common shares issued for cash                                            11,600
                                                                       --------
  Net cash provided by financing activities                              11,600
                                                                       --------

Increase in cash and cash equivalents                                    11,440

Cash and cash equivalents, beginning of period                             --
                                                                       --------

Cash and cash equivalents, end of period                               $ 11,440
                                                                       ========

Supplemental cash flow information:
   Cash paid for interest                                              $   --
                                                                       ========
   Cash paid for income taxes                                          $   --
                                                                       ========

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2002

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on April 8, 2002 in the State of Delaware and is in the development stage. The Company intends to develop its business in the alternative energy sector. Company has chosen December 31, as a year-end and has had no significant activity from inception to December 31, 2002.

Revenue Recognition

The Company recognizes revenue when services are provided or products are shipped.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Organization and Start-up Costs

The Company expenses organization and start-up costs as incurred.

Offering Costs

The Company defers costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

Net Income (Loss) Per Common Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2002

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

The Company follows SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company follows SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets and goodwill in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2002

be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Recent Pronouncements

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS 148 "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by APB 25. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS 123. The Company currently does not anticipate adopting the provisions of SFAS 148.

In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The adoption of SFAS 146 by the Company is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The provisions of SFAS 145 related to the classification of debt extinguishment are effective for years beginning after May 15, 2002. The adoption of SFAS 145 by the Company is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In November 2001, the EITF of the FASB issued EITF 01-9 "Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor's Products)." EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial statements for interim or annual periods beginning after December 15, 2001. The adoption of EITF 01-9 by the Company is not expected to have a material impact on the Company's financial statements.

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2002

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 provides new guidance on the recognition of impairment losses on long-lived assets with definite lives to be held and used or to be disposed of and also issued the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS 143 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which provides for non-amortization of goodwill and intangible assets that have indefinite useful lives, annual tests of impairments of those assets and interim tests of impairment when an event occurs that more likely than not has reduced the fair value of such assets. The statement also provides specific guidance about how to determine and measure goodwill impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001, and applied to all goodwill and other intangible assets recognized in the financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the non-amortization provisions of the statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements had not been issued previously. The Company's adoption of the provisions of SFAS 142 are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS 141, "Business Combinations," which is effective for all business combinations initiated after June 30, 2001. SFAS 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. The adoption of SFAS 141 did not have a material impact on the Company's financial position, results of operations or cash flows.

Note 2. STOCKHOLDERS' EQUITY

During December 2002 the Company affected a ten for one forward stock split. All share and per share amounts have been restated to give effect to this split.

At inception, the Company issued 1,000,000 shares of its common stock for cash aggregating $2,000, to certain officers.

During July and August 2002 the Company issued 640,000 shares of common stock for cash aggregating $9,600 pursuant to a private placement offering.

During the period from inception to December 31, 2002 an officer contributed administrative services valued at $4,500 to the capital of the Company.

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2002

Note 3. INCOME TAXES

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes", which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

         Income tax provision at
          the federal statutory rate                                34 %
         Effect of operating losses                                (34)%
                                                                      --
                                                                      --
                                                                   =====

As of December 31, 2002, the Company has a net operating loss carryforward of $160. This loss will be available to offset future taxable income. If not used, this carryforward will expire in 2022. The deferred tax asset relating to the operating loss carryforward has been fully reserved at December 31, 2002.

Note 4. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period from inception to December 31, 2002, the Company incurred a net loss of $4,660. In addition, the Company has no significant assets or revenue generating operations.

The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing financing and implementing its business plan. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                                 April 30, 2003
                                   (Unaudited)

                        Assets

Current assets
  Cash                                                                 $  7,010
                                                                       ========
                      Liabilities and Stockholders' Equity

Current liabilities
  Total current liabilities                                            $   --
                                                                       --------

Stockholders' equity
  Common stock, $.0001 par value, 75,000,000 shares authorized,
   1,640,000 shares issued and outstanding                                  164
  Additional paid-in capital                                             17,936
  (Deficit) accumulated during the development stage                    (11,090)
                                                                       --------
                                                                           7,010
                                                                       --------
                                                                        $  7,010
                                                                       ========

            See the accompanying notes to the financial statements.





                              Alternative Energy Sources, Inc.
                                (A Development Stage Company)
                                  Statements of Operations

The Period From Inception (April 8, 2002) to April 30, 2002, Four Months Ended April 30, 2003
and the Period From Inception (April 8, 2002) to April 30, 2003 (Unaudited)

                                                                  Four Months
                                                   Inception to      Ended      Inception to
                                                    April 30,       April 30,     April 30,
                                                      2002            2003          2003
                                                   -----------    -----------    -----------
Revenue                                            $      --      $      --      $      --
                                                   -----------    -----------    -----------

Operating Costs and Expenses:
  General and administrative                               500          6,430         11,090
                                                   -----------    -----------    -----------

Net (loss)                                         $      (500)   $    (6,430)   $   (11,090)
                                                   ===========    ===========    ===========

Per Share Information - basic and fully diluted:

Weighted average common shares outstanding           1,000,000      1,640,000      1,468,295
                                                   ===========    ===========    ===========

(Loss) per share                                   $     (0.00)   $     (0.00)   $     (0.01)
                                                   ===========    ===========    ===========



                                             F-12

                   See the accompanying notes to the financial statements.






                             Alternative Energy Sources, Inc.
                              (A Development Stage Company)
                                 Statements of Cash Flows

       The Period From Inception (April 8, 2002) to April 30, 2002, Four Months Ended
        April 30, 2003 and the Period From Inception (April 8, 2002) to April 30, 2003
                                         (Unaudited)

                                                                 Four Months
                                                      Inception to   Ended    Inception to
                                                        April 30,  April 30,   April 30,
                                                          2002        2003        2003
                                                        --------    --------    --------
Cash flows from operating activities:
Net (loss)                                              $   (500)   $ (6,430)   $(11,090)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Contribution of services by shareholder                      500       2,000       6,500
                                                        --------    --------    --------
  Net cash (used in) operating activities                   --        (4,430)     (4,590)
                                                        --------    --------    --------

Cash flows from investing activities:
  Net cash provided by (used in) investing activities       --          --          --
                                                        --------    --------    --------
Cash flows from financing activities:
Common shares issued for cash                              2,000        --        11,600
                                                        --------    --------    --------
  Net cash provided by financing activities                2,000        --        11,600
                                                        --------    --------    --------

Increase (decrease) in cash and cash equivalents           2,000      (4,430)      7,010

Cash and cash equivalents, beginning of period              --        11,440        --
                                                        --------    --------    --------

Cash and cash equivalents, end of period                $  2,000    $  7,010    $  7,010
                                                        ========    ========    ========

Supplemental cash flow information:
   Cash paid for interest                               $   --      $   --      $   --
                                                        ========    ========    ========
   Cash paid for income taxes                           $   --      $   --      $   --
                                                        ========    ========    ========



                 See the accompanying notes to the financial statements.

                        Alternative Energy Sources, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                 April 30, 2003
                                   (Unaudited)

(1)      Basis Of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of December 31, 2002 and the period from inception (April 8, 2002) to December 31, 2002.

(2)      Earnings Per Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti-dilutive.

(3)       Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a significant loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the four months ended April 30, 2003 and the period from inception to April 30, 2003, the Company incurred net losses of $6,430 and $11,090. In addition the Company is in the development stage and has no revenue generating operations.

The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations and secure financing. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The Company is pursuing equity financing for its operations. Failure to secure such financing or to raise additional capital or borrow additional funds may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(4)      Stockholders' Equity

During the four months ended April 30, 2003 and the period from inception to April 30, 2003 an officer contributed administrative services valued at $2000 and $6,500 to the capital of the Company.

During February 2003 the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission whereby it intends to register an aggregate of 640,000 shares of common stock held by current shareholders. The Company will receive no proceeds from the sale of these securities.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

      1. Section 145 of the Delaware General Corporation Law provides that each corporation shall have the following powers:

      (a) A corporation may indemnify any person who was of is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders;

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      2. The Issuer's Certificate of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Delaware General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

                   Other Expenses of Issuance and Distribution

      The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions, and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                                          Amount
                                                        ---------
           - SEC registration fee                       $      25
           - Printing and Shipping                            200
           - Legal                                          1,500
           - Accounting                                     2,800
           - Transfer + Misc.                               1,000
           - Miscellaneous                                    500
                                                        ---------
        Total                                           $   6,025

   Note: All expenses are "estimates" except the SEC filing fee.

                    RECENT SALES OF UNREGISTERED SECURITIES.

      The following sets forth information relating to all previous sales of common stock by the Registrant, which sales were not registered under the Securities Act of 1933.

      On May 2, 2002, Andrew Stinson was issued 75,000 shares of our restricted common stock for consideration of $0.02 per share. On May 2, 2002, Bruce Gage was issued 25,000 shares of common stock for consideration of $0.02 per share. Please note that these shares have since been forward split, on a ten for one (10:1) basis, effective December 12, 2002, resulting in 1,000,000 common shares as follows: Andrew Stinson - 750,000 common shares; Bruce Gage 250,000 common shares. The foregoing purchase and sale was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

      Between June 10, 2002 and to December 12, 2002, pursuant to an offering, the Company authorized the sale and issuance of 64,000 shares of its common stock. These shares were issued under Rule 504 of Regulation D promulgated under the Securities Act of 1933 to a total of thirty-seven (37) private non-affiliated shareholders at an issuance price of $0.15 per share. At the time these shares were purchased none of the thirty seven (37) shareholders were an affiliated shareholder, as none owned in excess of ten percent of the issued and outstanding shares of the Company, and none were officers, directors, or control persons of the Company. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 3(b) on the basis that the transactions did not involve a public offering.

     Regarding the above offering, Alternative Energy relied upon Revised Code Washington - RCW 21.20.320(9) and the Washington Administrative Code - WAC 460-44A-504, which provided for a "Small Offering Exemption" in Washington State as governed by the rules set forth under Federal Regulation D Rule 504 offerings pursuant to the Securities Act of 1933. A Regulation D Rule 504 offering in the State of Washington is limited to $1,000,000 regardless of the location of the investors.

                                INDEX TO EXHIBITS

      The following exhibits are filed as part of this Registration Statement:

   Number        Exhibit Name                            Location
   ------        ------------                            --------
    3(i)         Certificate of Incorporation            Included
    3 (ii)       By-Laws                                 Included
    5            Opinion re: Legality                    Included
   11            Statement re: earnings per share        See Financials Herein
   23            Consents of Experts and Counsel         Included

      All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

                                  UNDERTAKINGS

     The undersigned registrant undertakes:

     1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

     2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

     3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Colfax, State of Washington, on September 9, 2003.

                     Alternative Energy Sources, Inc.

                     /s/ Andrew Stinson
                     ----------------------------
                     Andrew Stinson
                     President and Director
                     Principal Executive Officer
                     Principal Financial Officer
                     Principal Accounting Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                     /s/ Andrew Stinson
                     ----------------------------
                     Andrew Stinson
                     President and Director
                     Principal Executive Officer
                     Principal Financial Officer
                     Principal Accounting Officer

                     /s/ Bruce Gage
                     ----------------------------
                     Bruce Gage
                     Director

Date: September 9, 2003